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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-3 No. 333-103913) and related prospectus of Bookham Technology plc for the registration of 61,000,000 of its Ordinary Shares, 1/3p par value per share, and to the incorporation by reference therein of our report dated March 18, 2003, with respect to the consolidated financial statements of Bookham Technology plc included in Amendment No. 1 to its Annual Report (Form 20-F) for the year ended December 31, 2002, as amended, and of the reference to our firm under the caption "Selected Consolidated Financial Data" in Item 3 therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Reading, England
September 9, 2003

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  Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS